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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

ANNUAL REPORT
PURSUANT TO SECTION 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Mark One):
☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED, EFFECTIVE OCTOBER 7, 1996].
For the fiscal year ended December 31, 2001
OR
☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED].

For the transition period from                              to

Commission file number 001-12223

A.
Full title to the plan and the address of the plan, if different from that of the issuer named below:

  Univision Savings Tax Advantage Retirement Plan

B.
Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

  Univision Communications Inc.
  1999 Avenue of the Stars, Suite 3050
  Los Angeles, California 90067

REQUIRED INFORMATION

        Univision Communications Inc. hereby files the financial statements required by Form 11-K with respect to the Univision Savings Tax Advantage Retirement Plan (the "Plan"). The financial statements for the Plan and the report of independent auditors are attached hereto as Exhibits and are incorporated in this Annual Report on Form 11-K.

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Independent Auditors
23.2	Notice Regarding Consent of Arthur Andersen LLP
99	Univision Savings Tax Advantage Retirement Plan Audited Financial Statements and supplemental schedule as of December 31, 2001 and 2000

SIGNATURE

        The Plan.    Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the Undersigned hereunto duly authorized.

Univision Savings Tax Advantage Retirement Plan
	By:	/s/ GEORGE W. BLANK George W. Blank Executive Vice President and Chief Financial Officer
Date: June 26, 2002

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REQUIRED INFORMATION
  EXHIBIT INDEX
SIGNATURE